Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Offering Statement on Form 1-A of Ark7 Properties LLC of our report dated September 19, 2020, related to the financial statements of Ark7 Properties LLC as of December 31, 2019 and for the period from October 31, 2018 (inception) to December 31, 2019.

Very truly yours,

DH and Company LLP

San Francisco, California

January 20, 2021